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                                                                       EXHIBIT 5

                        [TROUTMAN SANDERS LLP LETTERHEAD]

                                September 5, 2001

Gray Communications Systems, Inc.
4370 Peachtree Road, N.E.
Atlanta, Georgia  30319

Ladies and Gentlemen:

         We have examined a copy of the registration statement on Form S-8 proposed to be filed by Gray Communications Systems, Inc., a Georgia corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"), relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), of 1,000,000 shares (the "Shares") of the Company's Class B Common Stock, no par value per share (the "Common Stock"), reserved for issuance in connection with options to be granted under the Gray Communications Systems, Inc. 1992 Long-Term Incentive Plan (the "Plan"). In rendering this opinion, we have reviewed such documents and made such investigations as we deemed appropriate.

         We are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or "Blue Sky" laws of any jurisdiction as may be applicable, when certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Plan and the respective stock option agreements entered into, under and in accordance with the Plan, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

         We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

         We hereby consent to the filing of this opinion or copies thereof as an exhibit to the registration statement referred to above. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.



                                       Very truly yours,



                                       /s/ Troutman Sanders LLP